Exhibit 99.3

NOMAD POWER SOLUTIONS, INC.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

NOMAD POWER SOLUTIONS, INC.
Unaudited Condensed Combined Pro Forma Balance Sheet
June 30, 2026
(Amounts in thousands, except share amounts)

	Historical Nomad (Accounting Acquirer)	Historical Lixte (Accounting Acquiree)		Transaction Accounting Adjustments (Note)	Pro Forma Combined (As-Converted)
ASSETS
Current assets:
Cash and cash equivalents	$170	$12,670	I	$(790)	$12,050
Accounts receivable, net	112	-		-	112
Inventory	6,549	-		-	6,549
Deposits on inventory	419	-		-	419
Prepaid expenses and other current assets	738	129		-	867
Note receivable from Nomad (eliminated at closing)	-	6,500	A	(6,500)	-
Total current assets	7,988	19,299		(7,290)	19,997

Non-current assets:
Property and equipment, net	460	6,608		-	7,068
Revenue generating assets, net	2,646	-		-	2,646
Right-of-use assets, net	204	742		-	946
Intangible assets, net (fair value step-up)	164	-		-	164
Goodwill	-	-	B	68,464	68,464
Total non-current assets	3,474	7,350		68,464	79,288
Total assets	$11,462	$26,649		$61,174	$99,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,587	$328		$-	$3,915
Transition agreement with related party	788	-		-	788
Contract liability	-	231		-	231
Deferred revenue	8,814	-		-	8,814
Deferred grant funds	709	-		-	709
Customer deposits	16	-		-	16
Current portion of debt	7,250	-	A	(6,500)	750
Operating lease liability, current	106	941		-	1,047
Warrant liability	148,602	-	C	(148,602)	-
Total current liabilities	169,872	1,500		(155,102)	16,270

Non-current liabilities:
Operating lease liability, non-current	109	161		-	270
Debt, less current portion	237	-		-	237
Total non-current liabilities	346	161		-	507
Total liabilities	170,218	1,661		(155,102)	16,777

Stockholders’ equity:
Common stock	-	2	D,E	(2)	-
Series D Convertible Preferred Stock (converted)	-	-	E	-	-
Additional paid-in capital	20,575	86,098	D,E,I	5,488	112,161
Accumulated deficit	(179,331)	(62,188)		210,790	(30,729)
Total stockholders’ equity before non-controlling interest	(158,756)	23,912		216,276	81,432
Non-controlling interest	-	1,076		-	1,076
Total stockholders’ equity after non-controlling interest	(158,756)	24,988		216,276	82,508
Total liabilities and stockholders’ equity	$11,462	$26,649		$61,174	$99,285

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

NOMAD POWER SOLUTIONS, INC.
Unaudited Condensed Combined Pro Forma Statement of Operations
For the Six Months Ended June 30, 2026
(In thousands, except share and per share amounts)

	Historical Nomad (Accounting Acquirer)	Historical Lixte (Accounting Acquiree)		Transaction Accounting Adjustments (Note)		Pro Forma Combined (As-Converted)
Revenue	$621	$-		$-		$621
Cost of revenue	545	-		-		545
Gross profit	76	-		-		76

Operating expenses:						-
Selling, general and administrative	2,665	3,942	F	(326)		6,281
Research and development	359	396		-		755
Transaction costs (non-recurring)	-	-		-		-
Total operating expenses	3,024	4,338		(326)		7,036
Operating income (loss)	(2,948)	(4,338)		326		(6,960)

Other income (expense):						-
Interest income	-	6		-		6
Interest expense	(729)	(4)		-		(733)
Loss on extinguishment of debt	(1,352)	-		-		(1,352)
Loss on issuance of warrant liability	(125,441)	-	G	125,441		-
Change in fair value of warrant liability	(23,161)	-	G	23,161		-
Other income (expense), net	-	4		-		4
Total other income (expense)	(150,683)	6		148,602		(2,075)

Income (loss) before income taxes	(153,631)	(4,332)		148,928		(9,035)
Income tax expense (benefit)	-	-		-		-

Net income (loss)	(153,631)	(4,332)		148,928		(9,035)
Series B Convertible Preferred Stock 8% cumulative dividend	-	(18)		-		(18)
Non-controlling interest	-	221		-		221
Net income (loss) attributable to common stockholders	$(153,631)	$(4,129)		$148,928		$(8,832)

Pro forma loss per share:						-
Basic and diluted	$(5.66)				H	$(0.13)

Weighted average shares outstanding:						-
Basic and diluted	27,157,828				H	68,775,555

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

NOMAD POWER SOLUTIONS, INC.
Unaudited Condensed Combined Pro Forma Statement of Operations
For the Year Ended December 31, 2025
(In thousands, except share and per share amounts)

	Historical Nomad (Accounting Acquirer)	Historical Lixte (Accounting Acquiree)		Transaction Accounting Adjustments (Note)		Pro Forma Combined (As-Converted)
Revenue	$9,354	$-		$-		$9,354
Cost of revenue	9,771	-		-		9,771
Gross profit	(417)	-		-		(417)

Operating expenses:						-
Selling, general and administrative	4,893	4,853		-		9,746
Research and development	1,461	255		-		1,716
Transaction costs (non-recurring)	-	-	F	739		739
Total operating expenses	6,354	5,108		739		12,201
Operating income (loss)	(6,771)	(5,108)		(739)		(12,618)

Other income (expense):						-
Interest income	1	6		-		7
Interest expense	(1,633)	(9)		-		(1,642)
Realized loss on digital asset	-	(904)		-		(904)
Foreign currency gain (loss)	-	1		-		1
Other income (expense), net	2	4		-		6
Total other income (expense)	(1,630)	(902)		-		(2,532)

Income (loss) before income taxes	(8,401)	(6,010)		(739)		(15,150)
Income tax expense (benefit)	-	-		-		-

Net income (loss)	(8,401)	(6,010)		(739)		(15,150)
Series B Convertible Preferred Stock 8% cumulative dividend	-	(69)		-		(69)
Non-controlling interest	-	-		-		-
Net income (loss) attributable to common stockholders	$(8,401)	$(6,079)		$(739)		$(15,219)

Pro forma loss per share:						-
Basic and diluted	$(0.32)				H	$(0.22)

Weighted average shares outstanding:						-
Basic and diluted	26,078,501				H	67,696,228

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

NOMAD POWER SOLUTIONS, INC.
NOTES TO CONDENSED COMBINED PRO FORMA UNAUDITED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

Unaudited Pro Forma Condensed Financial Information

On July 2, 2026, Nomad Power Solutions, Inc. (f/k/a Lixte Biotechnology Holdings, Inc.), a Delaware corporation (the “Company” or “we”), filed a Current Report on Form 8-K (the “Initial 8-K”) disclosing, amongst other things, the closing of its previously announced merger agreement (the “Merger Agreement”) with Nomad Transportable Power Systems, Inc (“NOMAD”) and NBD Merger Sub, Inc., (“Merger Sub”), pursuant to which Merger Sub merged with and into NOMAD, with NOMAD surviving as a wholly-owned subsidiary of the Company.

The transaction will be accounted for as a reverse acquisition under ASC 805, Business Combinations, with NOMAD treated as the accounting acquirer and Lixte as the accounting acquiree. NOMAD will recognize Lixte’s identifiable assets acquired and liabilities assumed at their respective fair values as of the acquisition date. Any excess of the consideration transferred over the fair value of the identifiable net assets acquired will be recognized as goodwill, if applicable. Management believes this accounting treatment appropriately reflects the substance of the transaction and is consistent with the applicable guidance in ASC 805.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. Management determined the preliminary estimated fair values of certain assets and liabilities with the assistance of a third-party valuation firm. Our estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition.

The pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation by the Company’s management of the Lixte purchase price to identifiable tangible and intangible net assets acquired and the excess purchase price to goodwill. The preliminary purchase price allocation is based upon an estimated total purchase price of approximately $87 million.

After completing the fair value assessment, the Company anticipates that the final purchase price allocation may differ from the preliminary assessment above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities, and the residual amounts will be allocated as an increase or decrease to goodwill, as appropriate.

Pro Forma Adjustments

The following pro forma adjustments are incorporated into the pro forma condensed combined balance sheet as of June 30, 2026 and the pro forma condensed combined statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025.

(*) IMPORTANT: The pro forma financial statements give effect to the assumed conversion of the 50,366.07 shares of Series D Convertible Preferred Stock into 50,366,070 shares of common stock, which is included in the Transaction Accounting Adjustments column. This conversion is subject to stockholder approval. If stockholders do not approve, the pro forma presentation would require revision, and we would reassess the accounting acquirer determination. This note will be removed or confirmed upon filing of the Form 8-K/A following the September 4, 2026 stockholder meeting.

(A) Elimination of $6,500 note receivable from Nomad applied against the Company’s working capital advance obligation and cancelled at closing.

(B) Goodwill — excess of deemed consideration transferred over fair value of Lixte net identifiable assets.

(C) Reflects the automatic exercise, upon closing of the merger, of the pre-funded warrants issued by Nomad on June 7, 2026. Under their terms, the warrants were automatically exercised at closing for no additional consideration (the exercise price having been pre-funded), and the associated warrant liability of $148,602 thousand, classified as a liability under ASC 480, was reclassified to additional paid-in capital. No gain or loss is recognized on the reclassification.”

(D) Elimination of Lixte historical equity and recognition of deemed consideration and goodwill.

Because the transaction is accounted for as a reverse acquisition under ASC 805-40, with Nomad as the accounting acquirer and Lixte as the accounting acquiree, this adjustment eliminates Lixte’s historical controlling stockholders’ equity and records the deemed consideration transferred and the resulting goodwill.

Under ASC 805-40-30-2, the consideration in a reverse acquisition is the fair value of the equity interests the accounting acquirer (Nomad) is deemed to have issued to the owners of the legal acquirer (Lixte). ASC 805-40-30-3 provides that where the fair value of the accounting acquirer’s equity is less reliably measurable than that of the legal acquirer’s equity, the deemed consideration is measured using the fair value of the legal acquirer’s equity interests. Because Nomad is privately held and its per-share fair value is not readily observable, while Lixte’s common stock is publicly traded and its market price is an observable input, management measured the deemed consideration using the fair value of Lixte’s outstanding common shares as of the acquisition date.

The deemed consideration is calculated as the 15,417,444 shares of Lixte common stock outstanding immediately prior to the merger, multiplied by the Lixte closing price of $7.67 per share on July 1, 2026, the acquisition date, resulting in consideration to former Lixte equity holders of $118,251,796. The noncontrolling interest in Liora Technologies Europe Ltd. of $1,076,479 is added in accordance with ASC 805-20-30-1, resulting in a total amount subject to the purchase price allocation of $119,328,275.

The consideration is allocated to Lixte’s identifiable assets acquired and liabilities assumed at their acquisition-date fair values. The fair value of Lixte’s identifiable net assets was $18,487,839, comprising fixed assets of $6,607,419 (the LiGHT Proton Therapy System), working capital of $12,799,019, and operating lease right-of-use assets of $742,427, less assumed liabilities of $1,661,026. The excess of total consideration over the fair value of identifiable net assets, $100,840,436, is recognized as goodwill.

Lixte’s historical common stock, additional paid-in capital, and accumulated deficit attributable to its controlling interest are eliminated in full. The noncontrolling interest in Liora Technologies Europe Ltd. of $1,076,479 is not eliminated; it is recognized at acquisition-date fair value, is included in the total consideration as described above, and is presented as noncontrolling interest within stockholders’ equity on the pro forma combined balance sheet.

(E) Series D Conversion — reflects the assumed conversion of the 50,366.07 shares of Series D Convertible Preferred Stock (stated value $50,366,070) into 50,366,070 shares of common stock. This adjustment is included within the Transaction Accounting Adjustments column and reclassifies the Series D stated value from preferred stock to common stock at par (approximately $50,366 at $0.001 par value) and additional paid-in capital. Total stockholders’ equity is unchanged by this adjustment. The conversion is subject to stockholder approval. See note (*) above.

(F) Transaction costs. Represents non-recurring transaction costs directly attributable to the merger. Such costs do not reflect the ongoing operations of the combined company. In the pro forma condensed combined statement of operations for the six months ended June 30, 2026, transaction costs of $326 thousand incurred by Nomad and included in its historical selling, general and administrative expenses are eliminated, as these costs are non-recurring and directly attributable to the transaction. In the pro forma condensed combined statement of operations for the year ended December 31, 2025, the earliest period presented, transaction costs of $739 thousand directly attributable to the merger are reflected as if incurred at the beginning of that period. Total transaction costs of the combined company are not expected to have a continuing impact on results of operations.

(G) Elimination of warrant-related charges. Reflects the elimination of non-recurring charges recognized in Nomad’s historical statement of operations in connection with the pre-funded warrants issued on June 7, 2026, consisting of a $125,441 thousand loss on issuance of warrant liability and a $23,161 thousand change in the fair value of the warrant liability, totaling $148,602 thousand for the six months ended June 30, 2026. These warrants were issued in contemplation of the merger and, under their terms, were automatically exercised upon closing, at which time the associated warrant liability was reclassified to equity. The charges are directly attributable to the transaction and are non-recurring; accordingly, they are excluded from the pro forma statement of operations pursuant to Article 11 of Regulation S-X. This adjustment is not expected to have a continuing impact on the combined results.

(H) Pro forma loss per share — basic and diluted — is presented only in the Nomad historical and Pro Forma Combined columns. The Lixte historical and Transaction Accounting Adjustment columns are blank because earnings per share is not an additive line item. The pro forma combined weighted average shares reflect the as-converted position, giving effect to the conversion of the Series D Preferred Stock into 50,366,070 shares of common stock as if the conversion occurred on the first day of the period presented. Total pro forma weighted average shares (basic and diluted) = 68,775,555 (15,417,444 pre-existing Lixte shares + 2,992,041 common shares issued to Nomad shareholders + 50,366,070 Series D conversion shares).

(I) Cash of approximately $790 paid in lieu of 141,889 shares to the unaccredited Nomad shareholders.